Exhibit 99.2

OPTICAL CABLE CORPORATION

PRO FORMA CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

Presented below is the pro forma impact of the acquisition of SMP Data Communications on May 30, 2008 on the results of operations of Optical Cable Corporation for the year ended October 31, 2007 and for the six months ended April 30, 2008 as though the transaction was completed as of November 1, 2007 and 2006, respectively. The pro forma adjustments include the amortization of the fair market value adjustments to property and equipment, patents and other intangibles; the turn of inventory adjusted to fair value; and the estimated interest cost related to the transaction, all reduced by the estimated income tax benefits.

SMP Data Communications previously reported on a calendar year basis and its results of operations are included in the fiscal year pro forma information for its year ended December 31, 2007, combined with the results of operations of Optical Cable Corporation for its fiscal year ended October 31, 2007. Therefore, the results of SMP Data Communications for the two months ended December 31, 2007 are included in the pro forma results for both periods, and the results of SMP Data Communications for the two months ended December 31, 2006 are excluded from the pro forma results for the fiscal year ended October 31, 2007. Total sales and net income of SMP Data Communications for the two months ended December 31, 2007 totaled $3.4 million (unaudited) and $101,000 (unaudited), respectively.

The pro forma information for the six months ended April 30, 2008 includes the results of operations for SMP Data Communications for the six months ended April 30, 2008, combined with the results of operations of Optical Cable Corporation for the six months ended April 30, 2008.

Six months ended April 30, 2008

(in 000s, except per share data)

(unaudited)

	OCC	SMP	Pro Forma Adjustments	Pro Forma Combined
Net sales	$26,157	$10,032	$—	$36,189
Gross profit	11,077	2,595	(371)	13,301
SG&A expenses	8,386	2,599	—	10,985
Royalty income, net	—	612	—	612
Amortization of intangible assets	—	—	539	539
Other income (expense), net	53	18	(287)	(216)
Income taxes	1,004	235	(419)	820
Net income	1,740	391	(777)	1,354
Net income per share (basic and diluted)	$0.29	$—	$—	$0.22

Year ended October 31, 2007

(in 000s, except per share data)

(unaudited)

	OCC	SMP*	Pro Forma Adjustments	Pro Forma Combined
Net sales	$45,503	$21,552	$—	$67,055
Gross profit	17,170	4,200	(321)	21,049
SG&A expenses	15,300	5,479	—	20,779
Royalty income, net	—	1,930	—	1,930
Amortization of intangible assets	—	—	958	958
Other income (expense), net	48	63	(574)	(463)
Income taxes	665	276	(666)	275
Net income	1,253	437	(1,186)	504
Net income per share (basic and diluted)	$0.21	$—	$—	$0.08

*	SMP amounts are for the twelve months ended December 31, 2007